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                      Consent of Independent Accountants


We consent to the incorporation by reference in Post-Effective Amendment No. 62 under the Securities Act of 1933, as amended, to the Registration Statement of Provident Institutional Funds on Form N-1A (File No. 2-47015) of our report dated February 22, 1999 on our audit of the financial statements and financial highlights of Municipal Fund for California Investors, Inc., predecessor to California Money Fund, a portfolio of Provident Institutional Funds, which report is included in the Annual Report to Shareholders for the year ended January 31, 1999 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the incorporation by reference of our report and the reference to our Firm under the heading "Auditors" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
May 24, 1999